As filed with the Securities and Exchange Commission on September 12, 2006
Registration No. 333-135127

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Canadian Superior Energy Inc.
(Exact name of Registrant as specified in its charter)

Alberta, Canada (Province or other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
Suite 3300, 400 3rd Avenue, SW
Calgary, Alberta
Canada T2P 4H2
(403) 294-1411
(Address and Telephone Number of Registrant’s Principal Executive Offices)
PTSGE Corp.
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Christopher W. Morgan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Suite 1750, P.O. Box 258 Toronto, Ontario M5K 1J5 (416) 777-4700	John J. Poetker, Esq. Borden Ladner Gervais LLP 1000 Canterra Tower 400 Third Avenue S.W. Calgary, Alberta T2P 4H2 (403) 232-9500
Approximate date of commencement of proposed sale of the securities to the public: The offer by Canadian Superior Energy Inc. to purchase all of the issued and outstanding common shares of Canada Southern Petroleum Ltd. expired on September 7, 2006. Canadian Superior Energy Inc. is hereby amending this Registration Statement to deregister 40,923,512 common shares, no par value, which were issuable to shareholders of Canada Southern Petroleum Ltd. in connection with the offer to purchase.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box):

A.	☑	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):
		1.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
		2.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☐	After the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

DEREGISTRATION OF SECURITIES
     Canadian Superior Energy Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form F-10 to deregister 40,923,512 of its common shares, no par value (the “Common Shares”), previously registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form F-10 (Commission File No. 333-135127) (the “Registration Statement”). The Registration Statement was filed with the Commission on June 19, 2006.
     Pursuant to the Registration Statement, 41,395,118 Common Shares were registered in connection with the offer (the “Offer”) by the Registrant to purchase all of the issued and outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”). Upon the expiration of the Offer, the Registrant issued 471,606 Common Shares to shareholders of Canada Southern. In accordance with the above, the Registrant is hereby deregistering the remaining 40,923,512 Common Shares that were previously registered pursuant to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form F-10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on September 12, 2006.

CANADIAN SUPERIOR ENERGY INC.
By:	/s/ Gregory S. Noval
Gregory S. Noval
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this Post-Effective Amendment No. 2 to Registration Statement on Form F-10 has been signed by the following persons in the capacities indicated on September 12, 2006.

Signature	Title

/s/ Gregory S. Noval	Chief Executive Officer and Director

Gregory S. Noval	(Principal Executive Officer)

/s/ Roger harman	Chief Financial Officer

Roger Harman	(Principal Financial Officer and Principal Accounting Officer)

*	Director

Michael E. Coolen

*	Director

Charles Dallas

*	Director

Thomas J. Harp

*	Director

Kaare Idland

*	Director

Alexander Squires

*	Director

Richard Watkins

* By:	/s/ Gregory S. Noval
Gregory S. Noval
Attorney-in-fact

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Post-Effective Amendment No. 2 to Registration Statement on Form F-10 in his capacity as the duly authorized representative of the Registrant in the United States, in the City of Calgary, Province of Alberta, Canada, on September 12, 2006.

CANADIAN SUPERIOR ENERGY INC. (Authorized Representative)
By:	/s/ Richard Watkins
Richard Watkins